                                                                    EXHIBIT 10.1

                                LICENSE AGREEMENT

This Agreement is made on April 20, 2000 ("Effective Date"), between Delphi Automotive Systems LLC ("Delphi"), with offices at 408 Dana Street, Warren, Ohio 44486, and DuraSwitch Industries, Inc., ("DuraSwitch"), having a principal place of business at 234 South Extension, Section 103, Mesa, Arizona 85210.

                                   BACKGROUND

         A. DuraSwitch represents that it has developed unique switch technology.

         B. DuraSwitch represents that it has developed and possesses valuable information pertaining to magnetically coupled armature switch technology.

         C. DuraSwitch represents that it has applied for patent coverage which relates to the magnetically coupled armature switch technology and owns patent applications and patents which are listed in Schedule 1 and corresponding patent applications and patents in other countries.

         D. Delphi wishes to obtain from DuraSwitch, and DuraSwitch is willing to provide to Delphi, a license in accordance with and subject to the terms and conditions contained in this Agreement.

         E. By way of separate agreement, DuraSwitch wishes to grant an option to purchase common stock in DuraSwitch Industries, Inc., and Delphi is willing to agree to such an option.

The parties agree as follows:

                                 1. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1      "DuraSwitch Patents" shall mean:

         (a)      the patents listed in Schedule 1,

         (b)      any patents granted on the patent applications listed in
                  Schedule 1 and any continuations and divisions of such applications,

         (c) any patents in other countries corresponding to such patents, and

         (d) any other patents granted on inventions conceived by DuraSwitch prior to the end of the License Period, or under which DuraSwitch has the right to grant a license to Delphi at any time during the License Period, and which relate to DuraSwitch Technology. However, DuraSwitch has no performance requirements nor efforts required to continue to develop new technology nor share future technology developments beyond DuraSwitch Technology.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

1.2 "DuraSwitch Technology" shall mean all information possessed by DuraSwitch, now or at any time during the License Period, needed to produce magnetically coupled armature switches.

1.3 "License Period" shall mean the period extending from the Effective Date until April 21, 2020 or until this Agreement is terminated under clause 11.

1.4 "Licensed Products" shall mean any and all products the manufacture, use, sale, offer for sale or import of which, in the absence of this Agreement, would infringe or contribute to the infringement of at least one claim of DuraSwitch Patents.

1.5 "Exclusive Licensed Field" shall mean the original equipment, service parts and aftermarket passenger automobile, light truck and heavy truck industries.

1.6 "Non-exclusive Licensed Field" shall mean all fields of industry except passenger automobile, light truck, heavy truck, appliance, avionic, beverage dispenser, and consumer electronics (except to the extent consumer electronics relates to the Exclusive Licensed Field).

1.7 "Pushbutton Armature" shall mean a movable conductive element actuated by at least partially separating it from a magnet. By way of example and not limitation, such armatures are shown in Figs. 11 and 12 of Patent 5,523,730 and in Figs. 1-2 of Patent 5,990,772 and in Fig. 17 of Patent 5,666,096 and in products currently sold by DuraSwitch under the trademark Pushgate(TM).

1.8 "Translating Armature" shall mean a movable conductive element actuated by moving a Magnet Set that is in coupling relation with the conductive element, whether the movement is rotary, linear or otherwise. By way of example and not limitation, such armatures are shown in Figs. 1-2, 4-5 and 8-10 of Patent 5,523,730 and in Figs. 13-15 of Patent 5,666,096 and in products currently sold by DuraSwitch under the trademarks Rotor(TM) and Slider(TM).

1.9 "Directionally Sensitive Armature" shall mean a movable conductive element actuated by at least partially separating it from a magnet and whose output is dependent upon the location on the element where a separating force is applied. By way of example and not limitation, such an armature is shown in Figs. 1-2 of U.S. Patent Application Serial No. 09/324,567 and in products currently sold by DuraSwitch under the trademark MagnaMouse(TM).

1.10 "Actuating Control Mechanism" shall mean a device for movably mounting one or more Magnet Sets. By way of example and not limitation, an Actuating Control Mechanism with one Magnet Set is shown in Fig. 1 of Patent 6,023,213 and an Actuating Control Mechanism with two Magnet Sets is shown in Fig. 5 of that patent.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

1.11 "Magnet Set" shall mean one or more individual magnets grouped together in coupling relation with a moveable conductive element.

1.12 "Delphi Affiliates" shall mean any company directly or indirectly controlled by Delphi, or under common control with Delphi. A company is controlled by ownership of more than fifty percent (50%) of the stock entitled to vote for directors of the company or persons performing a function similar to that of directors.

                                   2. LICENSE

2.1 DuraSwitch hereby grants to Delphi to the extent of the Exclusive Licensed Field an exclusive license with the right to grant sublicenses under the DuraSwitch Patents and DuraSwitch Technology during the License Period to make, use, sell, offer for sale and import Licensed Products throughout the world.

         (a) Delphi shall have the exclusive right under the DuraSwitch Patents and DuraSwitch Technology to grant sublicenses, to the extent of the Exclusive Licensed Field, *

         (b) In respect to sublicenses granted by Delphi under this Agreement, Delphi shall pay *

         (c) Termination of this Agreement shall terminate all sublicenses which may have been granted by Delphi, * Any sublicense granted by Delphi shall contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

         (d)      *

2.2 The exclusive license granted in clause 2.1 of this Agreement is not subject to any reserved license in DuraSwitch to make, use, sell, offer for sale and import Licensed Products.

2.3 Delphi shall have the sole right to convert the exclusive license granted in clause 2.1 into a non-exclusive license in the Exclusive License Field under DuraSwitch Patents and DuraSwitch Technology for the balance of the License Period to make, use, sell, offer for sale and import Licensed Products throughout the world. This right to convert shall be effective on July 1, 2007 provided DuraSwitch receives notice at least six (6) months before July 1, 2007. For the balance of the License Period, Delphi shall pay DuraSwitch *.

2.4 After July 1, 2012 and with twelve (12) months notice, either Delphi or DuraSwitch shall have the right to convert the exclusive license granted in clause 2.1 into a non-exclusive license in the Exclusive License Field under DuraSwitch Patents and DuraSwitch Technology for the balance of the License Period to make, use, sell, offer for sale and import Licensed Products throughout the world. For the balance of the License Period, Delphi shall pay DuraSwitch the *.

2.5 DuraSwitch hereby grants to Delphi to the extent of the Non-exclusive Licensed Field a non-exclusive license with no right to grant sublicenses, except to Delphi Affiliates, under the DuraSwitch Patents and DuraSwitch Technology during the License Period to make, use, sell, offer for sale and import Licensed Products throughout the world except in Australia and in New Zealand.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

2.6 DuraSwitch will execute the attached License Confirmations and any other proper documents required to record Delphi's rights under this Agreement in the United States Patent and Trademark Office.

2.7 DuraSwitch will promptly inform Delphi of the grant of each patent licensed under clause 2.1 and 2.5, and of the filing of each application for such a patent, and will promptly furnish copies of such patents to Delphi.

2.8 DuraSwitch will promptly disclose, deliver and otherwise make fully available to Delphi in the form of duplicates of drawings, designs, data, reports, written specifications, instructions and consultations, or in such other suitable manner and form as may be convenient to the parties, all DuraSwitch Technology listed in Schedule 2 within 15 days of the effective date of this Agreement, provided that this clause does not apply to any DuraSwitch Technology which has been communicated to DuraSwitch on terms which preclude DuraSwitch from disclosing it to Delphi.

2.9 DuraSwitch, during the License Period, will continue to promptly disclose, deliver and otherwise make fully available to Delphi in the form of duplicates of drawings, designs, data, reports, written specifications, instructions and consultations, or in such other suitable manner and form as may be convenient to the parties, all DuraSwitch Technology now possessed or hereafter discovered or developed by DuraSwitch or otherwise coming into DuraSwitch's possession that is requested by Delphi or that DuraSwitch believes would be helpful to Delphi in the manufacture, sale and importation of magnetically coupled armature switch technology, provided that this clause does not apply to any DuraSwitch Technology which is communicated to DuraSwitch on terms which preclude DuraSwitch from disclosing it to Delphi. However, DuraSwitch has no performance requirements nor efforts required to continue to develop new technology nor share future technology developments beyond DuraSwitch Technology.

                      3. EXCLUSIVE LICENSE FEE / ROYALTIES

3.1 Delphi shall pay to DuraSwitch as an exclusive license fee, within thirty (30) days of the Effective Date of this Agreement, four million dollars U.S. (U.S. $4,000,000.00) which shall be nonrefundable and not creditable against royalties.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

3.2 Delphi shall pay to DuraSwitch royalties as stated in clause 3.3 through 3.6 for the license in clause 2.1 during the License Period, but in no event shall royalties for a one (1) year period starting on July 1, 2000 be less than the following minimum royalties and more than the following maximum royalties during each of the years indicated:

         Year                           Minimum per Year          Maximum per Year
         ----                           ----------------          ----------------
         *                              *                         *

3.3 For every Pushbutton Armature sold by Delphi, Delphi shall pay to DuraSwitch a royalty of *

3.4 For every Translating Armature sold by Delphi, Delphi shall pay to DuraSwitch a royalty of *

3.5 For every Directionally Sensitive Armature sold by Delphi, Delphi shall pay to DuraSwitch a royalty of *

3.6 Delphi shall pay no royalty to DuraSwitch for any Licensed Products sold to DuraSwitch. Royalties for any DuraSwitch Patents conceived by DuraSwitch prior to the end of the License Period, or under which DuraSwitch has the right to grant a license to Delphi at any time during the License Period shall be * DuraSwitch agrees that with respect to any DuraSwitch Patent which may later issue covering any apparatus made or sold by Delphi under the licenses granted in this Agreement and upon which royalties have been paid, Delphi shall not pay any additional royalties. However, DuraSwitch has no performance requirements nor efforts required to continue to develop new technology nor to share future technology developments beyond DuraSwitch Technology.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

3.7 Royalties in clauses 3.3-3.6 for the License Period starting from July 1, 2012 shall be *

3.8 Delphi shall pay to DuraSwitch royalties, for the license granted in clause 2.5, to be *

3.9 Within thirty (30) days after the end of each month starting on July 1, 2000, Delphi shall furnish DuraSwitch with written statements showing Delphi's sales of Licensed Products during the preceding month, any deductions taken, and the computation of royalties, and shall pay the royalties due under this clause 3. A similar statement shall be rendered and payment made within thirty (30) days after and as of the date of termination of this Agreement covering the period from the end of that covered by the preceding statement to the date of termination. Delphi shall keep for two (2) years after the date of submission of each statement, true and accurate records, files and books of account containing all the data reasonably required for the full computation and verification of Delphi's sales of Licensed Product, royalties and deductions taken. Delphi agrees to permit DuraSwitch to examine, these records to the extent necessary to verify the reports. The examination by DuraSwitch shall be conducted by an auditor appointed by DuraSwitch and paid for by DuraSwitch.

                                4. ASSIGNABILITY

4.1 The licenses granted in this agreement shall be binding upon any successor of DuraSwitch in ownership or control of the DuraSwitch Patents and DuraSwitch Technology.

4.2 The license is personal to Delphi, and Delphi may not assign the license to any person unless DuraSwitch has given approval to the assignment, which DuraSwitch may give or refuse at its absolute discretion, provided that Delphi may assign the license, without DuraSwitch approval to (i) the successor to that portion of its business to which the license relates or (ii) any company directly or indirectly controlled by Delphi, or under common control with Delphi. A company is controlled by ownership of more than fifty percent (50%) of the stock entitled to vote for directors of the company or persons performing a function similar to that of directors.

                                   5. MARKING

5.1 Delphi shall place in a conspicuous location on any Licensed Product a distinguishing mark agreeable to both parties and the number or numbers of the DuraSwitch Patents applicable thereto.

5.2 The marking of Licensed Product in clause 5.1 shall not be required if the product performance is compromised thereby, the marking can not reasonably be placed on any Licensed Product due to the product size, or in all instances where Delphi's customers request in writing that any Licensed Products do not include any markings.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

5.3 Delphi shall notify DuraSwitch in writing when any Licensed Products are not marked pursuant to clause 5.2.

                                  6. PUBLICITY

6.1 Delphi shall use the DURASWITCH trademark in all publications relating to the Licensed Products. Usage of any DuraSwitch trademarks and trade names shall be in accordance with DuraSwitch's then current published specifications relating to the use thereof. DuraSwitch reserves the right to periodically review and monitor Delphi's use of DuraSwitch's trademark and trade names in order to preserve DuraSwitch's rights, good will and value in its trademarks and trade names.

6.2 Except as required in clauses 5.1 and 6.1, Delphi is not required to use any DuraSwitch trademarks or trade names.

6.3 Within three (3) days of the Effective Date of this Agreement, Delphi and DuraSwitch shall issue a press release as shown in Schedule 4.

6.4 DuraSwitch shall not use any Delphi trademarks, trade names or service marks without the prior written consent of Delphi.


                               7. CONFIDENTIALITY

7.1 All of the terms of this Agreement except clause 3.1 and a combined total of the minimum royalties in clause 3.2 for the first seven years equaling twelve million dollars (U.S. $12,000,000), but not the existence of the Agreement, are confidential, and neither party shall disclose such terms and conditions to anyone else without first obtaining the prior written consent from the other party, provided that either party may disclose the terms and conditions of this Agreement in response to the legal requirement of a governmental agency or a court of competent jurisdiction if such disclosure is first submitted to the other party.

7.2 Delphi will protect materials received from DuraSwitch under this Agreement and containing DuraSwitch Technology against disclosure to others with the same degree of care Delphi protects its own materials of a similar nature and will endeavor to instruct Delphi employees most likely to have access to such materials that such materials are to be so protected. DuraSwitch acknowledges that Delphi often discloses its own materials for its own commercial purposes to customers, vendors and consultants, and accordingly will not assert any claim with respect to disclosure or use of any materials, or any DuraSwitch Technology, disclosed to Delphi. The foregoing expresses Delphi's entire obligation with respect to DuraSwitch Technology, and supersedes any obligation that might otherwise be implied by or inferred from any legends placed on materials containing DuraSwitch Technology.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

7.3 DuraSwitch will protect materials received from Delphi under this Agreement against disclosure to others with the same degree of care DuraSwitch protects its own materials of a similar nature and will endeavor to instruct DuraSwitch employees most likely to have access to such materials that such materials are to be so protected. Delphi acknowledges that DuraSwitch often discloses its own materials for its own commercial purposes to customers, vendors and consultants, and accordingly will not assert any claim with respect to disclosure or use of any materials disclosed to Delphi. The foregoing expresses DuraSwitch's entire obligation with respect to such materials, and supersedes any obligation that might otherwise be implied by or inferred from any legends placed on materials.

                        8. INFRINGEMENT BY THIRD PARTIES

8.1 Each party shall notify the other party in writing of any suspected infringement(s) of the DuraSwitch Patents and shall inform the other party of any evidence of such infringement(s).

8.2 Delphi shall have the first right to institute suit for infringement(s) in the Exclusive License Field. DuraSwitch agrees to join as a party plaintiff in any such lawsuit initiated by Delphi, if requested by Delphi or required by law, with all costs, attorney fees, and expenses to be paid by Delphi. However, if Delphi does not institute suit for infringement(s) within ninety (90) days of receipt of written notice from DuraSwitch of DuraSwitch's desire to bring suit for infringement in its own name and on its own behalf, then DuraSwitch may at its own expense, bring suit or take any other appropriate action.

8.3      *

8.4 DuraSwitch shall have the sole right to institute suit for infringement(s) in the Non-exclusive License Field.

8.5 Neither party may settle with an infringer without the prior approval of the other party if such settlement would affect any rights of the other party under the DuraSwitch Patents and DuraSwitch Technology.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

                                   9. WARRANTY

         DuraSwitch warrants it has the right to convey the licenses granted by this Agreement. *

9.2 DuraSwitch warrants that, as of the Effective Date of this Agreement, it has received no claim from a third party charging infringement of a patent by any activity of DuraSwitch.

9.3      *

9.4 DuraSwitch agrees to defend at its expense and hold harmless Delphi from all loss or damage by reason of any and all actions or proceedings charging infringement, whether rightfully or wrongfully brought, of any patent by reason of manufacture, use, sale, offer for sale, or import of any Licensed Products by Delphi under this Agreement. Delphi agrees to notify DuraSwitch in writing of all such actions or proceedings and, at the expense of DuraSwitch, to assist DuraSwitch in the defense of the action or proceeding. If the manufacture, use, offer for sale, sale or import of such Licensed Products is enjoined as a result of such action or proceeding, DuraSwitch will indemnify Delphi for any and all losses or damages sustained by reason of obeying such injunction.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

9.5 If a claim or claims of any patent licensed hereunder shall be held invalid, unenforceable, or cancelled by a court or administrative agency from whose decision no appeal is taken or no appeal or other proceeding for review can be taken (hereinafter a "final judgment"), then such claim or claims shall, subsequent to the date of the final judgment, be treated as invalid, unenforceable, or cancelled and no royalties shall be due under clause 3 of this Agreement for sales thereafter of Licensed Products covered solely by such claims.

9.7 If a claim or claims of any patent licensed hereunder shall be held noninfringed by a third party's switch related products in a final judgment of a court or administrative agency, then subsequent to the date of the final judgment, Delphi shall have no obligation to pay royalties hereunder to DuraSwitch on switch related products manufactured, used, sold, offered for sale or imported by Delphi which do not infringe such patent.

9.8 DuraSwitch warrants that, as of the Effective Date of this Agreement, it has received no claim from a third party for ownership or misappropriation of any DuraSwitch Patent and/or DuraSwitch Technology.

9.9 DuraSwitch does not warrant or represent that any DuraSwitch Technology is or will be patentable or that any DuraSwitch Patent is or will be valid.

9.10 DuraSwitch warrants that, as of the Effective Date of this Agreement, to the extent of the Exclusive Licensed Field, it and its licensees have not granted any rights under DuraSwitch Technology and/or DuraSwitch Patents. In addition, DuraSwitch warrants that, as of the Effective Date of this Agreement, DuraSwitch is under no obligation with any third party prohibiting the disclosure of DuraSwitch Technology to Delphi.

9.11 DuraSwitch agrees that with respect to any patent which may later issue, it will not assert against Delphi, or its vendees, any claims for infringement based on the manufacture, use, sale, offer for sale or import of any apparatus made or sold by Delphi under the license granted in this Agreement and upon which royalty has been paid in accordance with the provisions of clause 3.

9.12 DuraSwitch warrants that, during the License Period all DuraSwitch Patents will not be allowed to lapse.

                                  10. LIABILITY

10.1 Delphi shall indemnify, defend and hold DuraSwitch harmless against all claims and expenses, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or persons or out of damage to property resulting from Delphi's production, assembly, sale or use of the Licensed Products.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

10.2 Delphi's indemnification under clause 10.1 shall not apply to any claims or expenses due to: (i) the negligence of DuraSwitch; or (ii) the intentional wrongdoing or intentional misconduct of DuraSwitch.

10.3 Delphi's indemnification under clause 10.1 shall not apply to any claims or expenses due to: (i) the negligence of DuraSwitch; or (ii) the intentional wrongdoing or intentional misconduct of DuraSwitch.

                                    11. TERM

11.1 This Agreement shall continue in force for the License Period unless terminated by either party under clause 11.2.

11.2 If either party shall at any time default in the payment of any monies due in accordance with this Agreement or in fulfilling any of the other obligations or conditions hereof, prior to terminating this Agreement, the other party shall give notice of such default specifying the reasons thereof. If such default is not cured by the noticed party within ninety (90) days of such notice, the other party shall then have the right in its own discretion to terminate this Agreement by giving written notice of termination. This Agreement shall terminate on the 30th day after each notice of termination is given. The noticed party shall have the right to cure any such default up to, but not after, the giving of such notice of termination.

                          12. LICENSED PRODUCT QUALITY

12.1 The DuraSwitch Quality Standards, attached as Schedule 3, shall be used as a minimum acceptable level of quality for all Licensed Products.

12.2 DuraSwitch shall be permitted to inspect Licensed Products in order to ensure minimum compliance with the DuraSwitch Quality Standards. Such inspection will be permitted by Delphi not more than four times per year during reasonable working hours and only after a written request has been received by Delphi one (1) week in advance of such inspection.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

                                   13. NOTICE

13.1 All notices given under this Agreement shall be in writing and shall be deemed to have been properly given when delivered personally or sent by prepaid registered or certified mail, or electronic transmission, and all payments and statements shall be sent by first class mail, postage prepaid, to the following addresses:

         If given to Delphi:                            If given to DuraSwitch:

         President                                      President
         Delphi Packard Electric Systems                DuraSwitch Industries, Inc.
         408 Dana Street                                234 South Extension, Section 103
         P.O. Box 431                                   Mesa, Arizona, 85210
         Warren, Ohio 44486

         with courtesy copies to:                       with courtesy copies to:

         Attention: Legal Staff - M/C 480-414-420       ____________________________
         P.O. Box 5052                                  ____________________________
         Troy, Michigan 48007-5052                      ____________________________
         Fax: (248) 267-5559                            ____________________________

The date of service shall be deemed to be the date on which such notice, payment, or statement was personally delivered, posted, or sent by telex or electronic transmission. Either party may give written notice of a change of address and, after notice of such change has been received, any notice, payment, or statement thereafter shall be given to such party as above provided at such changed address.

                                  14. COVENANT

14.1 DuraSwitch, for the License Period, agrees to refrain from disclosing any DuraSwitch Technology to any company, partnership or other entity which is engaged in the manufacture, use or sale of products in the Exclusive Licensed Field.

                                15. CONSTRUCTION

15.1 This Agreement will be governed by and construed in accordance with the laws of the state of Illinois, without regard to its law of conflicts. The headings of Articles and Sections in this Agreement are intended solely for convenience of reference and shall not be considered in construing this Agreement.

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

                             16. EXTRANEOUS WRITINGS

16.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof; all prior agreements, drafts, representations, statements, negotiations, and undertakings are superseded hereby. No amendment to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both parties.

                                 17. ARBITRATION

17.1 Both parties shall use their best efforts to resolve by mutual agreement any disputes, controversies, or differences which may arise from, under, out of, or in connection with this Agreement. If such disputes, controversies, or differences cannot be settled between the parties within sixty (60) days of the first written notice relative thereto, it shall be resolved by arbitration before three arbitrators acting under the Expedited Arbitration Rules in accordance with the most recent Rules of the American Arbitration Association. Such arbitration shall be held in Michigan and the award rendered in the arbitration shall be final and binding upon both parties.

IN WITNESS THEREOF, the parties have made this Agreement the day and year written above.

Delphi Automotive Systems LLC            DuraSwitch Industries, Inc.

By:_______________________________       By:___________________________________

Name:_____________________________       Name:_________________________________

Title:____________________________       Title:________________________________

Date:_____________________________       Date:_________________________________

* Indicates where information has been omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

                              LICENSE CONFIRMATION

This document confirms that Duraswitch Industries Inc., incorporated under the laws of Nevada and having a principal place of business at 234 South Extension,
Section 103, Mesa, Arizona, ("Duraswitch"), has granted DELPHI AUTOMOTIVE SYSTEMS LLC, incorporated under the laws of Delaware and having a place of business at Warren, Ohio ("DELPHI"), to the extent of the original equipment, service parts and aftermarket passenger automobile, light truck and heavy truck industries, an exclusive license with the right to grant sublicenses to make, use, sell, offer for sale and import throughout the world magnetically coupled armature switches covered by one or more of the patents listed in the attached
Schedule 1,any patents granted on the patent applications listed in the attached
Schedule 1 and any continuations and divisions of such applications, any patents in other countries corresponding to such patents, any other patents granted on certain inventions conceived by Duraswitch, and certain other patents under which Duraswitch has the right to grant a license to Delphi, upon and subject to the terms of an Agreement between Duraswitch and Delphi made the 20th day of April, 2000.

                                       DURASWITCH INDUSTRIES, INC.

                                       BY _____________________________________

                                       TITLE __________________________________

                                       DATE ___________________________________

THE FOREGOING INSTRUMENT WAS ACKNOWLEDGED BEFORE ME THIS _____ DAY OF _____________, 2000 BY ___________________________________ OF DURASWITCH
INDUSTRIES, INC., A NEVADA COMPANY ON BEHALF OF THE COMPANY.

(SEAL)                                 ________________________________________
                                       NOTARY PUBLIC

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
                              LICENSE CONFIRMATION

This document confirms that Duraswitch Industries Inc., incorporated under the laws of Nevada and having a principal place of business at 234 South Extension,
Section 103, Mesa, Arizona, ("Duraswitch"), has granted DELPHI AUTOMOTIVE SYSTEMS LLC, incorporated under the laws of Delaware and having a place of business at Warren, Ohio ("DELPHI"), to the extent of all fields of industry except passenger automobile, light and heavy truck original equipment, service parts and aftermarket industries, appliance, avionic, beverage dispenser, consumer electronics (except to the extent consumer electronics relates to the Exclusive Licensed Field) a non-exclusive license with no right to grant sublicenses to make, use, sell, offer for sale and import throughout the world except Australia and New Zealand magnetically coupled armature switches covered by one or more of the patents listed in the attached Schedule 1,any patents granted on the patent applications listed in the attached Schedule 1 and any continuations and divisions of such applications, any patents in other countries corresponding to such patents, any other patents granted on certain inventions conceived by Duraswitch, and certain other patents under which Duraswitch has the right to grant a license to Delphi, upon and subject to the terms of an Agreement between Duraswitch and Delphi made the 20th day of April, 2000.

                                       DURASWITCH INDUSTRIES, INC.

                                       BY _____________________________________

                                       TITLE __________________________________

                                       DATE ___________________________________

THE FOREGOING INSTRUMENT WAS ACKNOWLEDGED BEFORE ME THIS _____ DAY OF _____________, 2000 BY ___________________________________ OF DURASWITCH
INDUSTRIES, INC., A NEVADA COMPANY ON BEHALF OF THE COMPANY.

(SEAL)                                 ________________________________________
                                       NOTARY PUBLIC

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
                                   SCHEDULE 1

                  Applications

         *

                  Letters Patent

                  U.S.                      Patent No.
                                            5,523,730
                                            5,666,096
                                            5,867,082
                                            5,990,772
                                            6,023,213

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
                                   SCHEDULE 2

The following list includes DuraSwitch Technology to be transferred to Delphi within fifteen (15) days of the Effective Date pursuant to clause 2.6 of this Agreement.

1. All Manufacturing Specifications including, but not limited to, quality control plans

2.       All Engineering Design Specifications

3.       All Part Prints

4.       All formulations required to manufacture the Licensed Products

5.       All Quality data for the past two months

6.       All production test data for the past two months

7. All tooling, jig and fixture blueprints, design manuals, and training manuals

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
[DURASWITCH LOGO]

                                   SCHEDULE 4

              PUSHGATE(TM) PRODUCT SPECIFICATION - NUMBER DPS-0600

- ASTM-F1597 - Determining The Actuation Force and Contact Force of a Membrane Switch

-        ASTM-F1661 - Determining Contact Bounce Time of Membrane Switch

- ASTM-F1662 - Verifying The Specific Dielectric Withstand Voltage of A Membrane Switch

-        ASTM-F1663 - Determining The Capacitance of A Membrane Switch

- ASTM-F1681 - Determining the Current Carrying Capacity of A Conductor as Part of A Membrane Switch

-        ASTM-F1683 - Creasing or Bending A Membrane Switch Tail Assembly

-        ASTM-F1689 - Determining The Insulation Resistance of A Membrane Switch

-        ASTM-F1762 - Effects of Variation of Atmospheric Pressure on Membrane
         Switches

-        ASTM-F1812 - Membrane Switch ESD Shielding Test Method

- ASTM-F1842 - Determining Ink or Coating Adhesion on Plastic Substrates for Membrane Switches

-        ASTM-F1895 - Submersion of Membrane Switch

-        ASTM-F1896 - Determining the Circuit Resistance of A Membrane Switch

-        Mil-Std 202 - Test Methods for Electronic & Electrical Component Parts

-        Mil-Std-810E - Environmental Test Methods and Engineering Guidelines

-        UDI-R-20459 - Quality Assurance Environmental Test Plan


Note: The aforementioned ASTM test specifications were written specifically for membrane switch technology. DuraSwitch(R) PushGate(TM) technology, although similar in many aspects does not have an applicable industry standard at this time that can be referenced. In all cases, the PushGate(TM) technology meets and in critical areas exceeds the Membrane specifications. In those cases where PushGate(TM) technology exceeds those design and test standards, our Document will note such differences.

(C) DuraSwitch Industries, Inc. 2000                                Page 3 of 56

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[DURASWITCH LOGO]

                                   SCHEDULE 4

              PUSHGATE(TM) PRODUCT SPECIFICATION - NUMBER DPS-0600

-        FORMAT FOR REPORTING

-        General description of test to be performed and results expected

         -        Customer

         -        Product type

         -        Serial number

         -        Model number

         -        Drawing number

         -        Brief description of features, functions, etc.

-        Hardware identification (switch unit to component level assembly)

-        Functional description of the affected parts of the switch unit

-        Test Measurements

         -        Description of test and particular referenced documents

         -        Test results (charting, graphing, test datum)

-        Root Cause of failure

-        Corrective actions

-        ATTACHMENTS

- Incremental test log (showing time of test starts, interruptions, failures and restarts)

-        Failure Mode and Effect Analysis (physics of failures)

-        REFERENCE DOCUMENTS FOR TESTING

-        ASTM Membrane Switch

-        ASTM-1596 - Exposure of Membrane Switches to Temperature and Humidity

-        ASTM-F1570 - Determining the Tactile Ratio of a Membrane Switch

-        ASTM-F1578 - Contact Closure Cycling of a Membrane Switch

- ASTM-F1595 - Viewing Conditions for visual Inspection Standards of Membrane Switches

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
                                   SCHEDULE 4





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[DURASWITCH LOGO]

                                   SCHEDULE 4

              PUSHGATE(TM) PRODUCT SPECIFICATION - NUMBER DPS-0600


9. QUALITY CONSIDERATIONS

PURPOSE:

The purpose of this procedure will be to outline the test requirements to validate, qualify, and determine product performance, capability, and worthiness to specification on a random sample and test basis. To ensure that all product on an ongoing basis complies the company's basic assembly, environmental, mechanical and electrical specifications.

-        SCOPE:

The following test(s) are to determine whether DuraSwitch(R) products meet specified performance parameters, i.e.; Electrical, Mechanical, Environmental and Human Factors Engineering. Environmental requirements will include: temperature, humidity, shock, and vibration areas that could normally be experienced in and through the use when exposed in our daily surroundings. In addition, product will be subjected to a total functional test based upon all aspects of product design as defined within the DuraSwitch(R) performance specifications as noted at the time of customer acceptance of quote.

This procedure, PERFORMANCE, LIFE CYCLE AND ENVIRONMENTAL PROFILING will output the necessary data, in narrative and statistical format required, outlining the environmental and stress conditions to which the product under test will be subjected to during its various life phases. The data may be form of calculations, laboratory tests and/or operational measurements. Each profile will show the number of measurements from which the average value of these stresses and design achievements are determined as well as their characteristic variability which will be expressed in terms of standard deviation.

Reporting shall include: test specifications, method used, test parameters, duration, descriptions of how the test will be performed, test set-up (block diagram), test equipment to be utilized, location of voltage and current sensors, resistance measurements, accelerometers, thermocouples, etc., relative to test items, and data reduction techniques.

The Product Assurance team working under the supervision of Quality Engineering will perform the test, record test data and anomalies in written format. The report will include an analysis of the causes of the anomalies and corrective action taken to prevent recurrence. A test anomaly caused by an equipment failure (this includes failures caused by external sources) shall be reported in the same manner.

(C) DuraSwitch Industries, Inc. 2000                               Page 38 of 56

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                                   SCHEDULE 4

[DELPHI AUTOMOTIVE SYSTEMS LOGO]

                                                                    NEWS RELEASE

DRIVING TOMORROW'S TECHNOLOGY

FOR RELEASE: Tuesday, April 25, 2000             CONTACTS:    Ann Cornell
                                                              330.759.6141
                                                 DuraSwitch:  Heather Beshears
                                                              480.586.3357

DELPHI PARTNERS WITH DURASWITCH(R) TO BRING NEW SWITCH TECHNOLOGY INTO AUTOMOTIVE MARKET

         WARREN, Ohio -- Delphi Automotive Systems (NYSE:DPH) signed a licensing agreement today with DuraSwitch Industries Inc. (AMEX:DRA) for exclusive rights to utilize and manufacture DuraSwitch's revolutionary magnetically coupled switch technology for the automotive industry, announced David R. Heilman, president, Delphi Packard Electric Systems and vice president, Delphi.

         Delphi's Packard Electric Division will utilize its knowledge of switches and switch packaging to adapt the DuraSwitch technology to the automotive industry, as well as the non-automotive switch markets. Along with the licensing and manufacturing agreement, Delphi has an option to acquire slightly under 20 percent of DuraSwitch.

         "This is a significant win for Delphi and for DuraSwitch," said Heilman. "I'm confident that the marketplace acceptance of this innovative technology will be great, yielding substantial sales that will benefit both Delphi and DuraSwitch. Our potential for an equity position in DuraSwitch will not only cement our relationship, but will allow us to participate in their value growth."

         Delphi's diversified customer base and solid manufacturing footprint will help take DuraSwitch global. The automotive switch market is valued at $4 billion, with a 6.8 percent compounded average annual growth rate.

         Heilman said, "This is exactly the switch technology that is needed to provide the multitude of switching and electronic features that today's automotive customers demand. We consider DuraSwitch to be a next generation switch technology, which has a straightforward design that fits perfectly with our manufacturing capabilities."

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                                   SCHEDULE 4

         DuraSwitch utilizes a patented, revolutionary magnetic-based design that provides previously unheard of levels of reliability and durability, with a consistent tactile feedback or "click." This specialized technology enables the switches to be used in applications where either membrane or electro-mechanical switches are currently used. It easily incorporates into flat panel, electronically integrated switch packaging, currently required in advanced electrical/ electronic architectures and in demand by vehicle manufacturers.

         "We are excited to be part of the Delphi Team, combining our switch technology with their state-of-the-art manufacturing capabilities," said Terry Dunlap, chief executive officer and chairman, DuraSwitch. "I'm confident that by working together the opportunities to apply this technology will quickly extend well beyond the automotive market."

         "We see Delphi as the perfect partner," said Bob Brilon, president and chief financial officer, DuraSwitch. "Their strong global presence and solid customer base will help us achieve our vision of leadership in human-machine interface technology."

         This partnership with DuraSwitch will enable Delphi to maintain and grow its current switch business. The intent is to begin moving away from some of the electro-mechanical switches typically used in vehicles and replace them with DuraSwitch technology, which has fewer parts, Heilman said. By doing so, switch degradation and failure rates can be minimized leading directly to more satisfied vehicle buyers.

         "Our exclusive licensing agreement with DuraSwitch will help Delphi become a leader in automotive switch technology," said Carl Rausch, director of marketing, planning and business development, Delphi Packard Electric. "We see this switch technology fitting nicely with Delphi's infotainment systems and devices, as well as other automotive communication applications. It also lends itself well to the custom styling, differentiation and higher quality that our customers are requesting."

         DuraSwitch, incorporated in 1997, and headquartered in Mesa, Ariz., designs and licenses an innovative switch technology that is used to operate products in a variety of commercial and consumer applications. DuraSwitch became listed on the American Stock Exchange in August 1999. Some key customers include Disney World, Rain Bird, Johnson Outdoors, Raytheon Marine, U.S. Filter and Frymaster. DuraSwitch can be found on the Internet at www.duraswitch.com

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                                   SCHEDULE 4

Delphi Automotive Systems, headquartered in Troy, Mich., USA, is a world leader in transportation and mobile electronics components and systems technology. Delphi's three business sectors - Dynamics & Propulsion; Safety, Thermal & Electrical Architecture; and Electronics & Mobile Communication - provide comprehensive product solutions to complex customer needs. Delphi has approximately 214,200 employees, and operates 178 wholly owned manufacturing sites, 41 joint ventures, 53 customer centers and sales offices and 27 technical centers in 39 countries. Regional headquarters are located in Paris, Tokyo and Sao Paulo, Brazil. Delphi can be found on the Internet at www.delphiauto.com.

#        #        #

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